EXHIBIT 10.5

TAX SHARING AND ADMINISTRATIVE SERVICES AGREEMENT

This TAX SHARING AND ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is entered into as of this 15th day of March, 2004, by and among True Temper Corporation, a Delaware corporation (“TTC”), True Temper Sports, Inc., a Delaware corporation (“TTSI”), El Cajon Equipment Corporation, a Delaware corporation (“EEC”), and True Temper Sports, PRC Holdings, Inc., a Delaware corporation (“TTSPRC”).

WHEREAS, each of TTSI, EEC, and TTSSPRC are direct or indirect subsidiaries of TTC (each a “Subsidiary” and collectively, the “Subsidiaries”).

WHEREAS, TTC desires to provide to its Subsidiaries certain administrative services from time to time, as provided herein;

WHEREAS, TTC and the Subsidiaries are members of an affiliated group of corporations as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), of which TTC is the common parent; and

WHEREAS, the parties desire to agree upon an equitable method for determining the financial consequences to TTC and the Subsidiaries of the filing of consolidated Federal income tax returns by the TTC and the Subsidiaries.

NOW, THEREFORE, in consideration of the foregoing promises and mutual covenants contained herein, the parties agree as follows:

1.                                       DEFINITIONS

(a)                                  Terms used, but not defined in this Agreement shall have the meanings ascribed to them in the Code, and the regulations and rulings issued thereunder, as from time to time in effect.  Concepts referred to in this Agreement shall be interpreted in view of the provisions of the Code and the regulations and rulings thereunder then in effect.

(b)                                 For purposes of this Agreement, the terms set forth below shall be defined as follows:

(i)                                     “Group” means Parent (as defined below) and all corporations (whether now existing or hereafter formed or acquired) that at the time would be entitled or required to join with Parent in filing a consolidated Federal income tax return.

(ii)                                  “Member” means any corporate entity entitled to be included in the Group.

(iii)                               “Member Tax Liability” “ means the hypothetical Federal income tax liability of a Member for a taxable year determined as if such Member had filed its own separate Federal income tax return for such taxable year and all prior taxable years ending after the date hereof, except that the Member shall be treated as having available as loss or credit carryovers for purposes of computing the Member’s Tax Liability all losses or credits previously generated by it in taxable years ending after the date hereof and utilized by other Members, except to the extent such losses or credits were previously taken into account in computing the Member’s Member Tax Liability or Member Tax Refund.  Such hypothetical Federal income tax liability shall be determined at the end of the taxable year and shall reflect any tax elections, conventions, treatments or methods which are actually utilized by the Group in filing its consolidated Federal income tax return.  Such hypothetical Federal income tax liability shall not be less than zero.

(iv)                              “Member Estimated Tax Liability” means the hypothetical estimated Federal income tax liability for a Member determined in accordance with the principles of Section (b)(iii), above.

(v)                                 “Member Tax Refund” means the hypothetical Federal income tax refund for any taxable year to which a Member would be entitled determined in accordance with the principles of Section (b)(iii), above.

(vi)                              “Parent” means TTC, or any successor or common parent corporation of the Group.

(vii)                           “Subsidiary Member” means a Member other than the Parent.

2.                                       ADMINISTRATIVE SERVICES

Subject to the terms and conditions described herein, Parent shall furnish to the Subsidiary Members tax preparation, accounting and such other administrative services as the parties may mutually determine from time to time (the “Services”).  Parent will provide the Services with substantially the same degree of care and diligence, and using substantially the same procedures and policies, it uses in providing such services for its own operations.  Parent may, at any time, delegate any or all of the Services to a third party; provided, however, that such delegation shall not diminish any of  the Parent’s obligations hereunder.

3.                                       ALLOCATIONS OF CONSOLIDATED FEDERAL INCOME TAX LIABILITY

(a)                                  Filing by Parent

Parent shall file consolidated Federal income tax returns for each taxable year ending after the date hereof; provided, however, that Parent will prepare all such tax returns in accordance with Section 2.

(b)                                 Payment of Tax Liability

For each taxable year ending after (and excluding) the date hereof during which a Subsidiary Member is included in a consolidated Federal income tax return with Parent, such Subsidiary Member will pay to Parent an amount equal to its Member Tax Liability.  To the extent that the obligation to pay such amount has not been fully satisfied pursuant to Section 3(c) of this Agreement, such Subsidiary Member shall pay any such remaining amount to Parent on the last date on which Parent is required to make its final payment of Federal income taxes for the taxable year without incurring any penalties or additions to tax.

(c)                                  Estimated Payments

On any date on which Parent is required to make an estimated payment of the consolidated Federal income tax of the Group under Section 6655 of the Code, each Subsidiary Member will make estimated payments to Parent in an amount equal to its Member Estimated Tax Liability.  If the total of such estimated payments made by such Subsidiary Member to Parent with respect to a taxable year shall be in excess of the liability of such Subsidiary Member to Parent pursuant to Section 3(b) of this Agreement for such taxable year, Parent shall pay the amount of such excess to such Subsidiary Member no later than the date on which Parent files the consolidated Federal income tax return for the Group.

(d)                                 Tax Refunds

(i)                                     Parent shall pay to each Subsidiary Member the amount of such Subsidiary Member’s Member Tax Refund for each taxable year ending after the date hereof.

(ii)                                  The payments described in this Section 3(d) shall be made not later than five days after such refund is received by Parent.

4.                                       CHANGES IN TAX LIABILITY

(a)                                  If the Member Tax Liability of a Subsidiary Member is changed as the result of any final administrative or judicial determination (including a final “determination” as defined in Section 1313(a) of the Code) with respect to consolidated Federal income tax returns actually filed by the Group, then the amount of the payments required from such Subsidiary Member to Parent under Section 3(b) or the amount of the payment required from Parent to such Subsidiary Member under Section 3(d)(i), as the case may be, shall be recomputed by substituting the amount of such Subsidiary Member’s Member Tax Liability (or Member Tax Refund) after the adjustments described above in place of such Subsidiary Member’s Member Tax Liability (or Member Tax Refund), provided that the principles of Section 1(b)(iii) shall be applied in connection with such recomputation notwithstanding any contrary determination.  If such final determination results in an increase in such Subsidiary Member’s Member Tax Liability, such Subsidiary Member shall pay to Parent not later than five days after such final determination an amount equal to the excess of the new Member Tax Liability of such Subsidiary Member over the amount previously paid to Parent by such Subsidiary Member.  If such final determination results in a Member Tax Refund or increases the amount of a Member Tax Refund for such Subsidiary Member, Parent shall pay to such Subsidiary Member not later than five days after receiving such refund an amount equal to the excess of the new Member Tax Refund of such Subsidiary Member over the amount previously paid to such Subsidiary Member by Parent.  The parties recognize that such new liability (or refund) for any taxable year is not necessarily such Subsidiary’s final liability (or refund) for that year, and may be recomputed more than once.

(b)                                 Payments made pursuant to Section 4(a) shall bear interest at the same rate and in the same manner as any late payment or refund of Federal income tax.

5.                                       PAYMENT

(a)                                  Any payment required by a Subsidiary Member to Parent pursuant to Section 3 of this Agreement shall, if not remitted in cash, be made (i) first, by reducing the amount of any account payable created under Section 5(b) (but not below zero), and (ii) then by entering or increasing an account payable to Parent on the books of account of such Subsidiary Member.

(b)                                 Any payment required by Parent to a Subsidiary Member pursuant to Section 3 of this agreement shall be made (i) first by reducing the amount of any account payable created under Section 5(a) (but not below zero), and (ii) then by entering or increasing an account payable to such Subsidiary Member on the books of account of Parent.

(c)                                  Any account payable created under this paragraph shall be due in whole or in part on five days’ notice by the Subsidiary Member or Parent, as the case may be, whose liability such account payable is, and any due but unpaid amounts shall bear interest from and after such due date at the rate of one percent (1%) per month until paid in full.

6.                                       INDEMNITY

Parent agrees to indemnify, defend and hold each Subsidiary Member harmless from and against any and all liabilities for Federal income tax and Federal estimated income tax (including, in both cases, interest and penalties thereon) with respect to any taxable year to which this agreement applies; provided that the amount of such indemnity shall be reduced by and shall offset any payment required to be made by each Subsidiary Member pursuant to this Agreement.

7.                                       EFFECT OF AGREEMENT

(a)                                  As between Parent and each Subsidiary Member, the provisions of this Agreement shall fix the liability of each to the other as to the matters covered hereunder, even if such provisions are not controlling for tax or other purposes (including, but not limited to, the computation of earnings and profits for Federal income tax purposes).

(b)                                 This Agreement shall be effective as between Parent and each Subsidiary Member in respect of all taxable years during which such Subsidiary Member is a member of the Group.  Any corporation that becomes a Subsidiary Member after the date hereof shall become a party to this Agreement as a result of becoming a Subsidiary Member without any further action on its part or on the part of Parent or any Subsidiary Member, and shall execute this Agreement as soon as practicable thereafter.

8.                                       STATE AND LOCAL TAXES

In the event Parent actually files consolidated, combined or unitary income or franchise tax returns or reports in any state or local jurisdiction on behalf of and pays such taxes owed by all or part of the Group, the principles and procedures (including the indemnity in Section 6) stated in this Agreement shall apply for purposes of allocating such state tax liability.

9.                                       TERM AND TERMINATION

This Agreement shall have an initial term of five (5) years and shall automatically renew for successive one-year terms unless earlier terminated by either party.

10.                                 MISCELLANEOUS PROVISIONS

(a)                                  This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein.  No alteration, amendment or modification of any of the terms of this Agreement shall be valid unless made by an instrument signed in writing by an authorized officer of each party.

(b)                                 This Agreement has been made in and shall be construed and enforced in accordance with the law of the State of New York from time to time obtaining, without regard to the conflicts of laws provisions thereof.

(c)                                  This Agreement shall be binding and upon and inure to the benefit of each party hereto and its respective successors and assigns.

(d)                                 All notices and other communications hereunder shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, with postage prepaid addressed to the party to which the notice or other communication is given.

(e)                                  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f)                                    The headings of the paragraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be signed by their duly authorized representatives as of the date first above written.

TRUE TEMPER CORPORATION

By:	/s/ FRED H. GEYER
Name: Fred H. Geyer
Title: Chief Financial Officer

TRUE TEMPER SPORTS, INC.

By:	/s/ FRED H. GEYER
Name: Fred H. Geyer
Title: Chief Financial Officer

TRUE TEMPER SPORTS-PRC HOLDINGS, INC.

By:	/s/ FRED H. GEYER
Name: Fred H. Geyer
Title: Chief Financial Officer

EL CAJON EQUIPMENT CORPORATION

By:	/s/ FRED H. GEYER
Name: Fred H. Geyer
Title: President